                                                          File Number: 333-74952

     As filed with the Securities and Exchange Commission on January __, 2004

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                WENTWORTH II, INC.
                                -----------------
                 (Name of small business issuer in its charter)

          Delaware                      6770                    84-1581779
          --------                    --------                --------------
 (State or jurisdiction of       (Primary Standard           (I.R.S. Employer
      incorporation or       Industrial Classification    Identification Number)
       organization)                Code Number)

      936A Beachland Blvd., Suite 13, Vero Beach, FL 32963 (772) 231-7544
      ------------------------------------------------------------------
        (Address and telephone number of principal executive offices)

      936A Beachland Blvd., Suite 13, Vero Beach, FL 32963 (772) 231-7544
      ------------------------------------------------------------------
    (Address of principal place of business or intended principal place of business)

                         Kevin R. Keating, President
      936A Beachland Blvd., Suite 13, Vero Beach, FL 32963 (772) 231-7544
      ------------------------------------------------------------------
            (Name, address, and telephone number of agent for service)

                                   Copies to:
                             Bertrand T. Ungar, Esq.
                                 P.O. Box 461070
                               Glendale, CO 80246
                                  303-888-8619

        Approximate date of proposed sale to the public: Not Applicable.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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                          DEREGISTRATION OF SECURITIES
                                       AND
                      WITHDRAWAL OF REGISTRATION STATEMENT

     Wentworth II, Inc., a Delaware corporation, filed an Amendment No. 4 to its Registration Statement on Form SB-2 (File No. 333-74952) with the Securities and Exchange Commission on July 22, 2002, which amendment was declared effective on August 6, 2002. Wentworth II then commenced an offering of its common stock pursuant to the Amendment No. 4 and Rule 419 of the Securities Act of 1933, as amended. Wentworth II sold 50,000 shares of its common stock, $.01 par value per share, at a purchase price of $1.00 per share in the offering which was completed on November 4, 2002. In accordance with Rule 419(b)(2)(vi), Wentworth II retained ten percent of the $50,000 offering for itself (i.e. $5,000). In accordance with Rule 419(b)(2)(i) and 419(b)(3), the remaining $45,000 was placed into an escrow account and the shares of Common Stock were also placed into the escrow account.

     Wentworth II did not engage in any commercial or other business activities which generated cash flow after the offering. Wentworth II is a "blank check" company which was formed with the intent of utilizing cash (derived from the proceeds of the offering), equity, debt or a combination thereof to effect a business combination with another entity with active business operations.

     Wentworth II recently determined that it would be unable to consummate a business combination within the 18 month time period from the date of the effectiveness of its Registration Statement, as established by Rule 419(e)(2)(iv). As such, the funds in the escrow account were returned to the investors who purchased Common Stock in the offering. The shares of Common Stock in the escrow account were returned to Wentworth II. In connection with these activities, Wentworth II hereby files this post-effective amendment to remove from registration all of its shares of Common Stock that were sold in the offering and to confirm its withdrawal of the Registration Statement.


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                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in the City of Vero Beach, Florida, on January 5, 2004.

                                        WENTWORTH II, INC.

                                        By: /s/ Kevin R. Keating
                                            ------------------------------
                                            Kevin R. Keating, President

     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.


/s/ Kevin R. Keating
-------------------------------------      Dated: January 5, 2004
Kevin R. Keating
  President, Chief Financial Officer,
  Director


/s/ Spencer I. Browne
-------------------------------------      Dated: January 5, 2004
Spencer I. Browne
  Secretary, Director